Contact:

Rose Hoover
Vice President Administration
  and Corporate Secretary
412-456-4418

FOR IMMEDIATE RELEASE

Affiliate of Ampco-Pittsburgh Corporation Chief Executive Officer Amends its 10b5-1 Stock Trading Plan

Pittsburgh, PA. August 15, 2007 . . . Ampco-Pittsburgh Corporation (NYSE:AP) today announced that it has been advised that The Louis Berkman Investment Company, an investment vehicle that is indirectly wholly-owned by Mr. Louis Berkman, the Corporation’s Chairman Emeritus, and his daughter, who is the wife of Mr. Robert A. Paul, the Corporation’s Chairman and Chief Executive Officer, has amended the stock trading plan adopted on March 26, 2007 in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.  The plan was adopted to allow the Berkman family to satisfy liquidity and diversification objectives in connection with Mr. Berkman’s estate planning.

The original plan permitted The Louis Berkman Investment Company to sell, effective August 1, 2007, up to 93,750 shares of common stock of Ampco-Pittsburgh Corporation per quarter, up to an aggregate of 750,000 shares, over a period of two years.  Under the amended plan, effective September 14, 2007, up to 10,000 of the remaining 656,250 shares may be sold on any trading day, with no quarterly limit.

The transactions under this amended plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission to the extent required.

Rule 10b5-1 allows insiders to enter into a written, prearranged stock trading plan at a time when the insider is not in possession of material, non-public information.  Under these plans, insiders can gradually diversify their investment portfolios, reduce any significant market impact by spreading stock trades out over an extended period of time, and avoid concerns as to whether they were in possession of material, non-public information when the stock was sold.

Ampco- Pittsburgh Corporation is a leading producer of forged and cast rolling mill rolls for the worldwide steel and aluminum industries.  It is also a producer of air and liquid processing equipment.

Certain statements contained in this Press Release of beliefs, expectations or predictions of future sales constitute “forwarded-looking statements”.  It is important to note that the Corporation can give no assurances that the shares will actually be sold in the contemplated amounts or timing specified in the Rule 10b5-1 plan, as the sales of the shares are outside the control of Ampco-Pittsburgh Corporation.

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